Exhibit 4.18

SECOND AMENDMENT TO

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2000

(as amended and restated through February 20, 2002)

WHEREAS, Continental Airlines, Inc. (the “Company”) has heretofore adopted the Continental Airlines, Inc. Incentive Plan 2000 (as amended and restated through February 20, 2002) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows:

1. The second sentence of Section 5(a) of the Plan shall be deleted and the following shall be substituted therefor:

“Subject to adjustment as provided in Section 12(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,500,000 shares.”

2. The amendment to the Plan set forth in paragraph 1 hereof shall be effective as of February 22, 2006, provided that the amendment is approved by the stockholders of the Company at the 2006 annual meeting of the Company’s stockholders.

3. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Board of Directors of the Company has executed this instrument on this 6th day of June, 2006.

CONTINENTAL AIRLINES, INC.

By:	/s/ Jeffery A. Smisek
Jeffery A. Smisek
President